Exhibit 21

LIST OF RALCORP HOLDINGS, INC. SUBSIDIARIES

Aiko Acquisition Corporation	Ralcorp Frozen Bakery Products, Inc.
State of Incorporation: Nevada	State of Incorporation: Delaware

Bloomfield Bakers, A California	Ralcorp Receivables Corporation
Limited Partnership	State of Incorporation: Nevada
State of Incorporation: California

Bremner Food Group, Inc.	Ralston Food Sales, Inc.
State of Incorporation: Nevada	State of Incorporation: Nevada

Community Shops, Inc.	RH Financial Corporation
State of Incorporation: Nevada	State of Incorporation: Illinois

Cottage Bakery, Inc.	Ripon Foods, Inc.
State of Incorporation: California	State of Incorporation: Wisconsin

Flavor House Products, Inc.	Sugar Kake Cookie Inc.
State of Incorporation: Delaware	State of Incorporation: Delaware

Heritage Wafer, LLC	The Bun Basket, Inc.
State of Incorporation: Wisconsin	State of Incorporation: Michigan

LH Acquisition, LLC	The Carriage House Companies, Inc.
State of Incorporation: Utah	State of Incorporation: Delaware

Lofthouse Bakery Products, Inc.	Waffle Holdings Ltd.
State of Incorporation: Nevada	Organized under the laws of British Columbia, Canada

Lovin Oven, LLC	Western Waffles Corp.
State of Incorporation: Utah	Organized under the laws of British Columbia, Canada

Maggie Acquisition Corporation
State of Incorporation: Nevada

Medallion Foods, Inc.
State of Incorporation: Arkansas

National Oats Company
State of Incorporation: Nevada

Nutcracker Brands, Inc.
State of Incorporation: Georgia

Parco Foods, L.L.C.
State of Incorporation: Delaware

PL Financial Incorporated
State of Incorporation: Nevada

RAH Canada Limited Partnership
Canadian Limited Partnership